Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 15, 2014, with respect to the combined and consolidated financial statements of JBGL Builder Finance, LLC and its consolidated subsidiaries and affiliated companies and JBGL Capital companies contained in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

September 10, 2014